SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Under Rule 14a-12


                                  ULTICOM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)    Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)    Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)    Total fee paid:

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[ ]    Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

--------------------------------------------------------------------------------
(2)    Form, Schedule or Registration Statement No.:

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--------------------------------------------------------------------------------
(4)    Date Filed:

--------------------------------------------------------------------------------

                                    ULTICOM


                                  ULTICOM, INC.
                                1020 BRIGGS ROAD
                         MOUNT LAUREL, NEW JERSEY 08054

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 2003

                               ------------------


           NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders of ULTICOM, INC. (the "Company") will be held at The Enterprise Center at BCC, 3331 Route 38, Mount Laurel, New Jersey, on Wednesday, June 18, 2003 commencing at 10:00 a.m. (local time) for the following purposes:

           1. To elect nine directors who will serve as the Board of Directors of the Company until the next annual meeting of shareholders and the election of their qualified successors.

           2. To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as independent auditors of the Company for the year ending January 31, 2004.

           3. To transact such other business as may properly come before the meeting or any adjournment thereof.

           Only those shareholders of record at the close of business on April 17, 2003 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

           A copy of the Company's Annual Report for the year ended January 31, 2003 accompanies this Notice of Meeting.

                                          By Order of the Board of Directors,

                                          William F. Sorin,
                                          Secretary

Date: May 15, 2003


           ATTENDANCE AT THE ANNUAL MEETING BY HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK, APPEARING IN PERSON OR REPRESENTED BY PROXY, IS NECESSARY TO CONSTITUTE A QUORUM. YOUR ATTENDANCE IS IMPORTANT AND APPRECIATED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD. YOUR PROXY MAY BE REVOKED AT YOUR DISCRETION, ANY TIME BEFORE THE SHARES ARE VOTED.

                                  ULTICOM, INC.
                                1020 BRIGGS ROAD
                         MOUNT LAUREL, NEW JERSEY 08054

                               ------------------

                                 PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 2003

                               ------------------

         THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE BEING FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF ULTICOM, INC., A NEW JERSEY CORPORATION (THE "COMPANY"), FOR USE AT THE ANNUAL MEETING OF THE SHAREHOLDERS OF THE COMPANY TO BE HELD ON WEDNESDAY, JUNE 18, 2003 OR ANY ADJOURNMENT THEREOF (THE "ANNUAL MEETING").

         A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given in the proxy with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, the proxy will be voted in favor of such matter. As to any other matters properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment. Any shareholder who desires to revoke a proxy may do so at any time prior to the vote of the associated shares by tendering written notice of revocation addressed to the Secretary of the Company, by attending the Annual Meeting in person and requesting the return of the proxy or by delivering to the Secretary of the Company another form of proxy bearing a later date of execution.

         Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but will not be counted as votes cast on any matter to which they relate and will have no effect on the outcome of any matters to be voted on. A "broker non-vote" refers to shares represented at the Annual Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and (ii) the broker or nominee does not have the discretionary voting power on such matter.

         The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, regularly engaged employees of the Company may, without additional compensation, solicit proxies by personal interviews, electronic mail, telephone and telefacsimile. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's common stock, no par value (the "Common Stock"), for their reasonable expenses in forwarding proxy material to beneficial owners of such stock and obtaining voting instructions from such owners.

         The Board of Directors has fixed the close of business on April 17, 2003 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). At the Record Date, there were issued and outstanding an aggregate of 41,620,712 shares of Common Stock. Attendance at the Annual Meeting, in person or represented by proxy, by the holders of a majority of all shares of Common Stock issued, outstanding and entitled to vote constitutes a quorum. Each share of Common Stock entitles the holder thereof to one vote on each matter presented for action at the meeting.

         This Proxy Statement and the accompanying form of proxy are first being mailed on or about May 16, 2003 to shareholders of record on the Record Date.

         The Company's Internet address is www.ulticom.com. The information contained on the Company's website is not included as a part of, or incorporated by reference into, the Company's filings. The Company makes available, free of charge, on its Internet website, its annual report on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the United States Securities and Exchange Commission.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

           The following table identifies and sets forth certain information concerning the beneficial ownership of Common Stock by the executive officers and directors of the Company and all persons known by the Company to be beneficial owners of more than five percent of the outstanding Common Stock as of April 17, 2003.

                                                                         NUMBER OF SHARES
                                         RELATIONSHIP WITH                BENEFICIALLY            PERCENT OF TOTAL
NAME AND ADDRESS                            THE COMPANY                      OWNED (1)          OUTSTANDING SHARES (2)
----------------                            -----------                      ---------          ----------------------
Comverse Technology, Inc.
("CTI")........................          Shareholder                      30,741,102 (3)                73.9%
170 Crossways Park Drive
Woodbury, NY 11797

Kobi Alexander (a) (b) (e)....           Chairman of the Board               997,263                    2.4%
                                         of Directors and
                                         Director

Shawn Osborne (a) (f).........           President and Chief                 385,679                      *
                                         Executive Officer and
                                         Director


                                       3

Mark A. Kissman...............           Vice President of                    10,000                      *
                                         Finance and Chief
                                         Financial Officer

William F. Sorin (a) (b) (g)..           Secretary and Director               16,364                      *

Paul D. Baker (h).............           Director                             25,546                      *

Zvi Bar-On (c) (d)............           Director                             20,500                      *

Ron Hiram (b) (c) (d) (i).....           Director                             21,000                      *

Yaacov Koren .................           Director                              8,182                      *

David Kreinberg (a) (j).......           Director                             59,091                      *

Rex A. McWilliams (c) (d).....           Director                             20,000                      *


All directors and executive
officers as a group (10
persons)......................                                             1,563,625                    3.7%


-------------------------
*Less than 1%

(a)  Member of the Executive Committee of the Board of Directors

(b)  Member of the Compensation Committee of the Board of Directors

(c)  Member of the Audit Committee of the Board of Directors

(d)  Member of the Stock Option Committee of the Board of Directors

(e) Mr. Alexander beneficially owns 25,260 shares of CTI common stock and options to purchase 3,074,738 shares of CTI common stock exercisable within 60 days of April 17, 2003.

(f) Mr. Osborne beneficially owns options to purchase 13,700 shares of CTI common stock exercisable within 60 days of April 17, 2003.

(g) Mr. Sorin beneficially owns options to purchase 48,750 shares of CTI common stock exercisable within 60 days of April 17, 2003.

(h) Mr. Baker beneficially owns options to purchase 3,750 shares of CTI common stock exercisable within 60 days of April 17, 2003.

(i) Mr. Hiram beneficially owns options to purchase 54,000 shares of CTI common stock exercisable within 60 days of April 17, 2003.

(j) Mr. Kreinberg beneficially owns 17,728 shares of CTI common stock and options to purchase 53,210 shares of CTI common stock exercisable within 60 days of April 17, 2003.

(1) Includes outstanding shares and shares issuable upon the exercise of stock options that are exercisable at or within 60 days after April 17, 2003. Does not include shares issuable upon exercise of stock options that are not exercisable until more than 60 days after April 17, 2003. The shares subject to stock options held by individuals identified above as of April 17, 2003 consist of the following:

                                                                            Number of Shares of Common
                                                                             Stock Subject to Options
                                                                             ------------------------
                                                                   Exercisable at or      Not Exercisable at or
                                                                  within 60 days after    within 60 days after
                                                                     April 17, 2003           April 17, 2003
                                                                     --------------           --------------
             Kobi Alexander..........................                        -                        -
             Shawn  Osborne..........................                   380,679                  260,226
             Mark A. Kissman.........................                    10,000                   30,000
             William F. Sorin........................                    16,364                    8,181
             Paul D. Baker...........................                    24,546                    8,181
             Zvi Bar-On .............................                    20,000                    5,000
             Ron Hiram...............................                    20,000                    5,000
             Yaacov Koren............................                     8,182                    4,091
             David Kreinberg.........................                    49,091                   24,545
             Rex A. McWilliams.......................                    20,000                    5,000
             All directors and executive officers
              as a group ............................                   548,862                  350,224


(2) Based on 41,620,712 shares of Common Stock issued and outstanding on April 17, 2003, excluding, except as otherwise noted, shares of Common Stock issuable upon exercise of outstanding stock options.

(3) Includes 987,263 shares of Common Stock owned by Mr. Alexander which CTI has a right to vote.

BACKGROUND OF NOMINEES AND EXECUTIVE OFFICERS

           Kobi Alexander, age 51, has served as a Director since August 1995 and Chairman of the Board of Directors of the Company since October 1997. Mr. Alexander, a founder of CTI, has been a director and senior executive officer of CTI since its formation in October 1984, serving in the capacities of Chairman of the Board of Directors since September 1986 and Chief Executive Officer since April 1987. Mr. Alexander also serves as Director and Chairman of the Board of various subsidiaries of CTI including Verint Systems Inc. ("Verint"). Mr. Alexander received a B.A., magna cum laude, in Economics from the Hebrew University of Jerusalem in 1977, and an M.B.A. in Finance from New York University in 1980.

           Shawn Osborne, age 42, was named President and Chief Executive Officer in September 1997 and has served as a Director since January 2000. Mr. Osborne joined the Company in January 1997 as Vice President of Sales and

Strategic Planning. From October 1994 to January 1997, Mr. Osborne was President and Vice President of Sales and Marketing of CellTel Data, a provider of wireless data systems and transaction services. Mr. Osborne received a degree in Computer Science from the State University of New York in 1980. He currently serves on the Board of Directors of the Telecommunications Industry Association.

           Mark A. Kissman, age 44, was named Vice President of Finance and Chief Financial Officer in September 2001. He joined Ulticom from Current Analysis, Inc., a provider of market research to the telecommunications industry, where he served as Senior Vice President and Chief Financial Officer. Prior to holding that position, he was Senior Vice President, Finance and Chief Financial Officer of Spacehab, Inc., (NASDAQ:SPAB). Mr. Kissman also was Vice President of Finance and Chief Financial Officer for Giesecke & Devrient America, Inc., a manufacturer of smart cards used in wireless handsets and as financial transaction cards. Mr. Kissman started his career at Peat Marwick Mitchell & Co. (now KPMG LLP), where he worked in the firm's audit practice. He received his B.S. degree in Accounting from the Pennsylvania State University in 1980, and is a certified public accountant.

           William F. Sorin, age 54, has served as a Director and the Corporate Secretary of the Company since August 1995. He also serves as the Corporate Secretary and a director of CTI, positions he has held since its formation in October 1984. Mr. Sorin is also a director of Verint. Mr. Sorin is an attorney engaged in private practice and is Senior General Counsel to CTI. Mr. Sorin received a B.A. from Trinity College in 1970 and a J.D., cum laude, from Harvard Law School in 1973.

           Paul D. Baker, age 44, has served as a Director since January 2000. He serves as Vice President, Corporate Marketing and Corporate Communications of CTI, a position he has held since joining CTI in April 1991. Mr. Baker is also a director of Verint. Mr. Baker held various positions in sales, marketing, and corporate communications with Robotic Vision Systems, Inc. from 1984 to 1991. Mr. Baker received a B.S. in Management from Babson College in 1980 and an M.B.A. in Marketing Management from St. John's University in 1984.

           Zvi Bar-On, age 52, has served as a Director since April 2000. Mr. Bar-On is the Chief Executive Officer of Component Control.Com, Inc., a business he founded in May 1998. The company is a developer of enterprise software solutions for the aviation after-market. In 1984 he founded and subsequently managed Aero Support USA Inc., which was merged in 1997 with Kellstrom Industries. After the merger, Mr. Bar-On served as a consultant to Kellstrom until September 1998. From 1981 to 1983, he served as a Sales Manager and Marketing Director of Electro Methods Inc., becoming the company's President in 1983. He received an M.B.A. from New York University in 1981 and a B.S. in Mechanical Engineering from Brooklyn Polytechnic in 1976.

           Ron Hiram, age 50, has served as a Director since April 2000. Mr. Hiram is a Managing Partner of Eurofund 2000 L.P. a venture capital fund focused on Israeli related companies in the telecommunications, information technology and microelectronic spheres. Previously, Mr. Hiram co-headed TeleSoft Partners' investment activities in Israel between 2001-2002. TeleSoft Partners is a Silicon Valley venture capital fund focusing on companies developing telecommunication-related technologies. From 1994 to 2000, Mr. Hiram served as a Managing Director and Partner of Soros Fund Management LLC ("Soros"), an international hedge fund, devoting the bulk of his time to private equity investments. Prior to joining Soros, Mr. Hiram worked at Lehman Brothers for thirteen years, most recently serving as Managing Director of a workout and restructuring group. Since June 2001, and previously in 1986 and 1987, he has served as a member of the board of directors of CTI. Mr. Hiram received an M.B.A. from Columbia University in 1981.

           Yaacov Koren, age 49, has served as a Director since January 2000. Mr. Koren is the Managing Director of Comverse Investments Ltd., an investment division of CTI, a position he has held since July 1994. Additionally, Mr. Koren serves on the board of directors of several private companies, primarily companies in which the CTI group is invested. Mr. Koren has over 20 years of experience in the investment and financial industries. Prior to joining CTI, Mr. Koren was the Chief Executive Officer of Batucha Securities and Investments Ltd., an Israeli brokerage and portfolio management company. Mr. Koren is also a director of Lanoptics Ltd. Mr. Koren received his LL.B. from the Tel-Aviv University School of Law in 1982.

           David Kreinberg, age 38, has served as a Director since January 2000. From December 1999 to September 2001 he served as the Company's Chief Financial Officer. Mr. Kreinberg is the Executive Vice President and Chief Financial Officer of CTI, a position he has held since September 2002. Previously, Mr. Kreinberg had served CTI as Vice President of Finance and Chief Financial Officer from May 1999, Vice President of Finance and Treasurer from April 1996, and Vice President of Financial Planning from April 1994. Mr. Kreinberg is also a Director of Verint. Mr. Kreinberg is a Certified Public Accountant, and prior to joining CTI he served as a senior manager at Deloitte & Touche LLP. Mr. Kreinberg received a B.S., summa cum laude, in Accounting from Yeshiva University in 1986 and an M.B.A. in Finance and International Business from Columbia University in 1990.

           Rex A. McWilliams, age 67, has served as a Director since April 2000. Mr. McWilliams is the Chairman of ODI Diagnostics, a position he has held since April 1999. Mr. McWilliams also serves as the Chairman of Newvent Management, a position he has held since January 1997. Newvent makes investments in several private New Jersey companies and in commercial real estate. Between 1974 and September 1997, Mr. McWilliams served as the Company's Chairman and Chief Executive Officer. Previously, he was a partner in Technology Management Group. He also was the Co-Founder of National Computer Analysts and served as its President from 1965 through 1970. Between 1957 and 1962, he was involved with computer development with RCA Computer Division. Mr. McWilliams has a B.S. Summa Cum Laude in Mathematics/Physics from Morningside College, which he earned in 1958.

COMMITTEES OF THE BOARD OF DIRECTORS

           The Board of Directors has four standing committees. The Executive Committee is empowered to exercise full authority of the Board of Directors in circumstances when convening the full board is not practical. The Audit Committee is responsible for reviewing audit procedures and supervising the relationship between the Company and its independent auditors. The Compensation Committee is responsible for approving compensation arrangements for senior management of the Company. The Stock Option Committee is responsible for administering the Company's stock option plans.

           During the year ended January 31, 2003, there were five meetings of the Board of Directors of the Company and six meetings of the Audit Committee. Each member of the Board of Directors attended at least 75 percent of all the meetings of the Board of Directors and of each Committee of which he was a member during the year. In addition, the Executive Committee acted on one occasion and the Stock Option Committee acted on two occasions by unanimous written consent in lieu of meetings.

AUDIT COMMITTEE

           The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the selection of the Company's outside auditors and the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

           The Audit Committee consists of Messrs. Bar-On, Hiram, and McWilliams. All members of the Audit Committee are "independent" as independence is defined in Rule 4200(15) (a) of the National Association of Securities Dealers listing standards.

           The information contained in this proxy statement with respect to the Audit Committee and the independence of the members of the Audit Committee, shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the NASD, and the Company.

           Based solely on our review of Section 16(a) forms received by us and written representations that no other reports were required, we believe that, during the last fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with.

EQUITY COMPENSATION PLAN INFORMATION

           The following table sets forth certain information regarding the Company's equity compensation plans as of January 31, 2003.

                                                                                                                   (C)
                                                        (A)                          (B)                  ---------------------
                                               ---------------------        ---------------------     NUMBER OF SECURITIES REMAINING
                                            NUMBER OF SECURITIES TO BE    WEIGHTED-AVERAGE EXERCISE    AVAILABLE FOR FUTURE ISSUANCE
                                              ISSUED UPON EXERCISE OF        PRICE OF OUTSTANDING        UNDER EQUITY COMPENSATION
                                               OUTSTANDING OPTIONS,         OPTIONS, WARRANTS AND       PLANS (EXCLUDING SECURITIES
               PLAN CATEGORY                    WARRANTS AND RIGHTS                 RIGHTS               REFLECTED IN COLUMN (A))
--------------------------------------------   ---------------------        ---------------------         ---------------------
Equity compensation plans approved by
   security holders.........................            4,131,679                   $7.49                        1,893,610 (1)
Equity compensation plans not approved by
   security holders.........................                    0                    N.A.                                0
                                               ---------------------        ---------------------         ---------------------
Total                                                   4,131,679                   $7.49                        1,893,610



(1) Includes 433,183 shares remaining under the Company's employee stock purchase plan.



EXECUTIVE COMPENSATION

           The following table sets forth information for the fiscal years ended January 31, 2001, 2002 and 2003 concerning the compensation the Company paid or accrued to the executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                              COMPENSATION
                                        YEAR                                                  STOCK OPTION             ALL OTHER
NAME AND PRINCIPAL POSITION            ENDING          SALARY(1)            BONUS(2)             GRANTS              COMPENSATION
---------------------------            ------          ---------            --------             ------              ------------
Shawn Osborne, President and         Jan. 2003          $225,000                -                100,000                $14,491
Chief Executive Officer              Jan. 2002          $223,731                -                 75,000                $14,443
                                     Jan. 2001          $206,462             $75,000              50,000                $14,443



                                       9

Mark A. Kissman, Vice President      Jan. 2003          $170,000             $35,700                -                   $ 2,371
of Finance and Chief Financial       Jan. 2002          $ 70,615             $17,654              40,000              $48,442(4)
Officer (3)

David Kreinberg, Chief Financial     Jan. 2002             -                    -                   -                      -
Officer (5)                          Jan. 2001             -                    -                   -                      -



----------------

     (1)  Includes salary and payments in lieu of earned vacation.

     (2) Includes bonuses accrued for services performed in the year indicated, regardless of year of payment.

     (3)  Mr. Kissman joined the Company in September 2001.

     (4) Other compensation for Mr. Kissman in the year ending January 2002 includes $48,308 for relocation benefits.

     (5) Mr. Kreinberg served as Chief Financial Officer until September 2001. Mr. Kreinberg did not receive any compensation from the Company, but received his compensation from CTI. Mr. Kreinberg's services were provided to the Company under a services agreement with CTI.


           The following table sets forth information concerning options granted during the year ended January 31, 2003 to the executive officers of the Company identified above under its employee stock option plan:


                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                                                                              ANNUAL RATES OF
                                                                                                              APPRECIATION FOR
                                                     INDIVIDUAL GRANTS                                         OPTION TERM (1)
                        ------------------------------------------------------------------------         --------------------------
                           NUMBER OF         PERCENT OF TOTAL
                             SHARES         OPTIONS GRANTED TO      EXERCISE
                           UNDERLYING      EMPLOYEES IN FISCAL      PRICE PER        EXPIRATION
      NAME              OPTIONS GRANTED            YEAR               SHARE             DATE                5%               10%
      ----              ---------------            ----               -----             ----                --               ---
Shawn Osborne               100,000                7.9%               $6.52           6/25/2012          $410,039        $1,039,120
Mark A. Kissman                -                    -                   -                 -                 -                -
David Kreinberg                -                    -                   -                 -                 -                -


-----------
(1) Represents the gain that would be realized if the options were held for their entire ten-year term and the value of the underlying shares increased at compounded annual rates of 5% and 10% from the fair market value at the date of option grants.



           The options have a term of ten years and become exercisable and vest in equal annual increments over a period of four years from the year of grant. The exercise price of the options is equal to the fair market value of the underlying shares at the date of grant.

           The following table sets forth, as to each executive officer identified above, the shares acquired on exercise of options during the year ended January 31, 2003, value realized, number of unexercised options held at January 31, 2003, currently exercisable and subject to future vesting, and the value of such options based on the closing price of the underlying shares on the NASDAQ National Market System at that date, net of the associated exercise price.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

AGGREGATE OPTION EXERCISES IN THE YEAR ENDED JANUARY 31, 2003 AND VALUE OF UNEXERCISED OPTIONS AT JANUARY 31, 2003

                                                                                                    VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                        SHARES                             HELD AT JANUARY 31, 2003               HELD AT JANUARY 31, 2003
                       ACQUIRED        VALUE           -------------------------------         ------------------------------
NAME                  ON EXERCISE     REALIZED         EXERCISABLE       UNEXERCISABLE         EXERCISABLE      UNEXERCISABLE
----                  -----------     --------         -----------       -------------         -----------      -------------
Shawn Osborne               -             -               239,203           401,702              $784,548          $985,244
Mark A. Kissman             -             -                10,000            30,000                  -                 -
David Kreinberg             -             -                24,545            49,091              $147,270          $197,051


--------


EMPLOYMENT AGREEMENT

      The Company has entered into an employment agreement with Mr. Osborne, its President and Chief Executive Officer. The employment period terminates on January 31, 2005.

      Mr. Osborne's annual base salary is $225,000. Mr. Osborne is entitled to receive an annual bonus of up to $75,000 per year. The Board of Directors reviews Mr. Osborne's base salary annually and may, at its discretion, increase his base salary.

      If during the one-year period following a change in control, Mr. Osborne's employment is terminated either by (i) the Company for any reason other than cause, or (ii) by Mr. Osborne should the Company fail to continue his employment on substantially equivalent compensation terms, Mr. Osborne will be entitled to receive a payment equal to his annual base salary. In addition, for the purpose of determining the exercisability of his stock options, he will be deemed to have concluded an additional period of 24 months of employment with the Company.

      The Company or Mr. Osborne may terminate his employment at any time during the employment term upon giving 90 days' notice, except that no notice is required if the Company terminates Mr. Osborne's employment for cause. If the Company terminates Mr. Osborne's employment for reasons other than cause, he will be entitled to receive his earned but unpaid salary and bonus pro rated through the date of termination and, for the purpose of determining the exercisability of his stock options, he will be deemed to have concluded an additional period of 12 months of employment with the Company.

COMPENSATION OF DIRECTORS

           The directors do not currently receive any cash compensation for serving on the board of directors or any committee of the board. The directors are reimbursed for the expenses they incur in attending meetings of the board or board committees. Each of Messrs. Bar-On, Hiram and McWilliams received options to purchase 15,000 shares of Common Stock under the Company's stock incentive compensation plan upon completion of the Company's initial public offering in April 2000. Each such director is also entitled to receive on an annual basis options to purchase 5,000 shares of Common Stock under the Company's Stock Option Plans at a price per share equal to the fair market value of the Common Stock as reported on the NASDAQ National Market System on the date two business days after the publication of the audited year-end financial statements of the Company. These options vest incrementally based on the number of board meetings and committee meetings attended by such director over the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           During the fiscal year ended January 31, 2003, Messrs. Alexander, Hiram and Sorin served as members of the Company's Compensation Committee. Mr. Sorin also serves as the Corporate Secretary of the Company. No interlocking relationship exists between the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


REPORT OF THE COMPENSATION COMMITTEE
CONCERNING EXECUTIVE COMPENSATION

           The principal components of the Company's executive compensation arrangements are base salary, cash bonus awards and stock options. Compensation arrangements for senior management personnel in certain instances include a performance-based component as well as discretionary bonus awards.

           Salary levels throughout the organization are reviewed annually, and are adjusted periodically when the Company believes that adjustment is required, taking into account competitive factors in the industries and locations of the Company's activities. In establishing compensation levels throughout the organization, the Company relies to a significant extent on its direct experience in the recruitment of personnel as well as reported compensation levels of senior management of other, similarly situated companies. Supplemental cash bonus awards are made periodically to reflect superior performance by individual employees, in accordance with recommendations by senior management.

           Employees of the Company benefit from the Company's practice of awarding stock options to personnel throughout the organization, and the resulting value associated with the potential increase in the market price of the Company's shares. The Board of Directors believes that equity-based incentive arrangements, such as employee stock options and employee stock purchase plans, are among the most effective means available to the Company of aligning the interests of employees with the objectives of shareholders generally, and of building their long term commitment to the organization.

           The Company emphasizes stock option awards as an essential element of the remuneration package available to its executives and employees. Stock options typically vest in increments over a number of years to encourage long-term commitment to the Company by the grantees.

           The Company considers both available competitive data and subjective performance evaluations in determining the number of options to grant to its officers and key employees. During the year ended January 31, 2003, the Company granted to employees options to purchase an aggregate of 1,261,500 shares of Common Stock, including options to purchase an aggregate of 100,000 shares awarded to the President and Chief Executive Officer of the Company.

           Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

           Mr. Osborne has served as President and Chief Executive Officer of the Company since September 1997, under agreements providing for fixed annual salary, bonus compensation and employment-related benefits. The terms of Mr. Osborne's employment agreements, as currently in effect, are described above.

           The terms of Mr. Osborne's employment have been established by direct negotiation between Mr. Osborne and the Compensation Committee. In approving such terms, the Compensation Committee has taken into account compensation levels of chief executive officers of other publicly held companies and the results of the Company for the period that Mr. Osborne has served as Chief Executive Officer.

                                             THE COMPENSATION COMMITTEE

                                                 Kobi Alexander
                                                 Ron Hiram
                                                 William F. Sorin

STOCK PERFORMANCE GRAPH

           The following performance graph shows the cumulative total shareholder return on a hypothetical investment in Ulticom, Inc. (ULCM), the NASDAQ Composite Index and the NASDAQ Computer and Data Processing Index, assuming an investment of $100 on April 5, 2000, the Company's initial public offering date, and the reinvestment of any dividends. The performance shown is not necessarily indicative of future performance.


                                 INDEXED RETURNS

Company/ Index                                5 Apr 00             31 Jan 01                31 Jan 02              31 Jan 03
                                              --------             ---------                ---------              ---------
ULTICOM INC                                     $100                $320.19                  $66.69                  $46.15
NASDAQ COMPUTER & DATA PROCESSING INDEX         $100                $ 61.98                  $42.96                  $29.13
NASDAQ COMPOSITE INDEX                          $100                $ 65.92                  $46.29                  $31.95



            The Company has made previous filings under the Security Act of 1933, as amended, or the Security Exchange Act of 1934, as amended, that incorporates future filings, including this proxy statement, in whole or in part. However, the forgoing Report of the Compensation Committee and the Stock Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE
CONCERNING THE COMPANY'S AUDITED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED JANUARY 31, 2003


           General: The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting process.

           Review of Audited Financial Statements: Management is responsible for the preparation, presentation and integrity of the financial statements. The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

           Review and Discussions with Independent Auditors: The Company's independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements of the Company, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

           The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditor's judgments about the quality of the Company's accounting principles as applied in its financial reporting. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence.

           Conclusion: Based on the review and discussions referred to above, the Committee recommended to the Company's Board of Directors that its audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003 for filing with the Securities and Exchange Commission.


                                              THE AUDIT COMMITTEE

                                                  Zvi Bar-On
                                                  Ron Hiram
                                                  Rex A. McWilliams


           The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           During the fiscal year ended January 31, 2003, the Company had the following agreements and other relationships with CTI and its subsidiaries. Each of Messrs. Alexander, Kreinberg, Sorin, Baker and Koren is an officer and/or employee of CTI or one or more of its subsidiaries (other than the Company), and Messrs. Alexander, Sorin and Hiram are Directors of CTI.

Services Agreement

           The Company has a corporate services agreement with CTI. Under this agreement, CTI provides the Company with the following services:


o maintaining in effect general liability and other insurance policies providing coverage for the Company;

o maintaining in effect a policy of directors' and officers' insurance covering the Company's directors and officers;

o          administration of employee benefit plans;

o          routine legal services; and

o          consulting services with respect to the Company's public relations.


           The Company has agreed to pay to CTI a quarterly fee of $150,000, payable in arrears at the end of each fiscal quarter, in consideration for all services provided by CTI during such fiscal quarter. The Company was charged $600,000 in each of the years ended January 31, 2001, 2002 and 2003 for services provided by CTI. In addition, the Company has agreed to reimburse CTI for any out-of-pocket expenses incurred, if any, by CTI in providing the services. The term of the agreement extends to January 31, 2003 and is automatically extended for additional twelve-month periods unless terminated by either party. The agreement was automatically extended until January 31, 2004.

           The Company believes that the terms of this agreement are as favorable as could have been obtained from an unaffiliated third party.


Patent License Agreement

           In January 2000, an affiliate, Comverse Patent Holding, Inc. ("CPH") and Lucent Technologies GRL Corp. ("Lucent") entered into a non-exclusive cross-licensing arrangement covering current and certain future patents issued to CPH and its affiliates, including the Company, and a portfolio of current and certain future patents in the area of telecommunications technology issued to

Lucent and its affiliates. The Company is entitled to utilize the licensed patent rights, and is obligated to provide licenses under any patents it may hold, pursuant to a royalty-free license agreement with CPH.

License Agreement

           The Company has a license agreement with Comverse, Inc. ("Comverse"). Under this agreement, the Company granted Comverse an irrevocable, perpetual, royalty-free, non-exclusive license to use certain elements of the Company's Signalware software for incorporation into Comverse's products. Specifically, the license granted to Comverse includes the following rights:

      o the right to install and use the Company's software products at any of Comverse's sites and locations;

      o the right to install and use the Company's software products on or in connection with any Comverse product;

      o     the right to use and execute the software products on any platform;

      o the right to create, add to, enhance or modify the Company's software products; and

      o the right to sublicense and/or otherwise provide the Company's software products to others provided that such products cannot be licensed as a stand-alone interface.

           Comverse may not use or sublicense to others any of the Company's software products except on or as an element of a Comverse product. Any additions, enhancements or other modifications made by Comverse to the Company's software products shall be the property of Comverse.

           The term of this agreement is ten years, commencing on February 1, 2000. Thereafter, the agreement will automatically renew for one-year periods unless terminated by either Comverse or the Company. The license granted by the Company under the agreement, and any sublicenses granted by Comverse, survive termination or expiration of the agreement.

           During the year ended January 31, 2003, the Company recognized $3.4 million of revenues from sales of its interface boards to Comverse upon Comverse's deployment of its products, which included the Company's Signalware software.

Registration Rights Agreement

           The Company has entered into a registration rights agreement with CTI under which CTI may require the Company to register for public sale under the Securities Act shares of its Common Stock held by CTI, as well as any shares that are or have been acquired by directors, officers and employees of CTI upon the exercise of options granted to them by CTI. CTI also has the right to require the Company to register shares of the Company's Common Stock held by CTI or its directors, officers and employees at any time the Company registers its Common Stock for sale.

           The Company has agreed to pay all expenses that result from registration of its Common Stock under the registration rights agreement, other than underwriting commissions for such shares and taxes. It has also agreed to indemnify CTI, its directors, officers and employees against liabilities that may result from their sale of the Company's Common Stock, including Securities Act liabilities.

Business Opportunities Agreement

           The Company has a business opportunities agreement with CTI that addresses potential conflicts of interest between CTI and the Company. This agreement allocates between CTI and the Company opportunities to pursue transactions or matters that, absent such allocation, could constitute corporate opportunities of both companies. The Company is precluded from pursuing an opportunity offered to any person who is a director of the Company but not an officer or employee of the Company and who is also an officer or employee of CTI, unless CTI fails to pursue such opportunity diligently. CTI is precluded from pursuing an opportunity offered to any person who is a director of CTI but not an officer or employee of CTI and who is also an officer or employee of the Company, unless the Company fails to pursue such opportunity diligently. The Company is also precluded from pursuing an opportunity offered to any person who is an employee or officer of both companies or a director of both companies, unless CTI fails to pursue such opportunity diligently. Accordingly, the Company may be precluded from pursuing transactions or opportunities that it would otherwise be able to pursue if it were not affiliated with CTI. The Company has agreed to indemnify CTI and its directors and officers against any liabilities arising out of any claim that any provision of the agreement or the failure to offer any business opportunity to the Company violates or breaches any duty that may be owed to it by CTI or any of its directors or officers.


                PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

ELECTION OF DIRECTORS

           It is the intention of the Board of Directors to nominate at the Annual Meeting each of the individuals named below for election to the Board of Directors of the Company, to serve as Directors, until the next Annual Meeting of Shareholders and the election of their qualified successors, or their earlier resignation or removal. In the event that any of such nominees should become unwilling or unable to stand for election at the Annual Meeting for any reason, at present unknown, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominee or nominees as the Board of Directors may designate.

Kobi Alexander              Ron Hiram                       Rex A. McWilliams
Paul D. Baker               Yaacov Koren                    Shawn Osborne
Zvi Bar-On                  David Kreinberg                 William F. Sorin


           The election of directors will be made by plurality of votes cast at the Annual Meeting, with the nine nominees receiving the greatest number of votes being elected. THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION AT THE ANNUAL MEETING OF THE NINE INDIVIDUALS NAMED ABOVE.



RATIFICATION OF ENGAGEMENT OF INDEPENDENT AUDITORS

           Shareholders will be requested at the Annual Meeting to ratify the engagement of Deloitte & Touche LLP to serve as independent auditors of the Company for the year ending January 31, 2004. Deloitte & Touche LLP has served as the Company's auditors since 1995.

           A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSAL.

           The following table sets forth the approximate aggregate amount of fees billed to the Company or accrued for the fiscal year ended January 31, 2003 by the Company's principal accounting firm, Deloitte & Touche LLP:

                Audit Fees: $96,000

                Tax-related Fees: $54,300

                All Other Fees: $44,075

           All other fees include items such as consultation on accounting related issues, services performed for audit of license compliance by the Company's customers, as well as other miscellaneous items.

           The Audit Committee has considered whether the provision of the services other than audit services referenced above is compatible with maintenance of the principal accountant's independence.



                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

           The Company currently expects to hold its next Annual Meeting of Shareholders on or about June 17, 2004. Any shareholder who wishes to make a proposal for consideration at that meeting and wishes to have that proposal included in the proxy statement for the meeting in reliance on Rule 14a-8 under the Securities Exchange Act of 1934 must submit the proposal to the Secretary of the Company in writing, and such proposal must be received by the Company no later than March 17 2004. Such a proposal will be included in next year's proxy statement to the extent required by the regulations of the Securities and Exchange Commission. The Company's by-laws establish an advance notice procedure with regard to shareholder proposals. In general, notice of a shareholder proposal for an annual meeting of shareholders must be received by the Company not less than 90 nor more than 120 days prior to the anniversary date of the preceding annual meeting of shareholders, provided, however, if the annual meeting is called for on a date that is not within 30 days before or after such anniversary date, in order to be timely such notice must be received by the Company not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. In addition, notice of a shareholder proposal for an annual meeting of shareholders must contain specified information and conform to certain requirements, as set forth in the Company's by-laws. If the chairman at any shareholders' meeting determines that a shareholder proposal was not made in accordance with the Company's by-laws, the Company may disregard such proposal. A copy of the Company's by-laws may be obtained upon written request to the Secretary of the Company, William F. Sorin, Ulticom, Inc., 1020 Briggs Road, Mount Laurel, New Jersey 08054.

           In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2004 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the Company's by-laws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Shareholder proposals should be addressed to the Secretary of the Company at the address set forth above.

           OTHER BUSINESS

           The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies that have been properly executed. If any matters not set forth in the Notice of Annual Meeting are properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment.



                                    By Order of the Board of Directors,


                                    William F. Sorin
                                    Secretary


Mount Laurel, New Jersey
May 15, 2003


























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